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                                                                    Exhibit 10.1








                            ASSET PURCHASE AGREEMENT

                                 by and between

                         BAXTER TUBE COMPANY ("Seller")

                                       and

                    CARAUSTAR INDUSTRIES, INC. ("Purchaser")

                            Dated September 19, 1997



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
                                TABLE OF CONTENTS

         TITLE                                                                                                        PAGE NO.
         -----                                                                                                        --------
1.       CERTAIN DEFINITIONS.............................................................................................1

2.       PURCHASE AND SALE; PRICE........................................................................................8

3.       ASSUMPTION OF LIABILITIES......................................................................................11

4.       REPRESENTATIONS AND WARRANTIES BY SELLER.......................................................................12

5.       REPRESENTATIONS AND WARRANTIES BY PURCHASER....................................................................29

6.       CLOSING........................................................................................................31

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER...............................................................31

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..................................................................35

9.       SURVIVAL AND INDEMNIFICATION...................................................................................37

10.      ACCESS TO INFORMATION..........................................................................................40

11.      DOCUMENTS TO BE DELIVERED AT CLOSING...........................................................................41

12.      OPERATION OF THE BUSINESS PENDING AND POST CLOSING.............................................................43

13.      BULK SALES COMPLIANCE..........................................................................................44

14.      BROKERAGE......................................................................................................44

15.      RESTRICTIVE COVENANT...........................................................................................45

16.      SELLER'S NAME..................................................................................................46

17.      TERMINATION ...................................................................................................47

18.      BINDING AGREEMENT..............................................................................................47

19.      NOTICES........................................................................................................48

20.      SECTION HEADINGS...............................................................................................50

21.      EXHIBITS.......................................................................................................50

22.      COUNTERPARTS...................................................................................................50

23.      COOPERATION....................................................................................................50

24.      PUBLICITY......................................................................................................51

25.      GENDER.........................................................................................................51



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
26.      ENTIRE AGREEMENT...............................................................................................51

27.      WAIVER OF PROVISIONS...........................................................................................52

28.      GOVERNING LAW..................................................................................................52

29.      WORKER ADJUSTMENT AND RETRAINING ACT...........................................................................52



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                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT is made this 19th day of September, 1997, by and between Baxter Tube Company, an Ohio corporation ("Seller"), The Tranzonic Companies, an Ohio corporation ("Shareholder"), and Caraustar Industries, Inc., a North Carolina corporation ("Purchaser").

                                    RECITALS
                                    --------

         A. Seller and the Subsidiary (hereinafter defined) are engaged in the business of manufacturing spiral wound paper tubes and cores, including general purpose tubes, fiberglass forming tubes and lay-flat sleeves, for use by a variety of industries (the "Business").

         B. Shareholder is the sole shareholder of Seller and has joined in the execution of this Agreement for the purposes hereinafter set forth.

         C. Seller desires to sell to Purchaser and Purchaser desires to acquire from Seller all of the assets, properties and business of Seller related to or connected with the operation of the Business as a going concern other than the Excluded Assets (hereinafter defined), in accordance with the terms and conditions hereinafter set forth.

                                   AGREEMENTS
                                   ----------

         NOW, THEREFORE, in consideration of the foregoing Recitals and of the covenants and agreements hereinafter set forth, the parties hereto do hereby covenant and agree as follows:



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1.       CERTAIN DEFINITIONS
         -------------------

         For the purposes of this Agreement, the terms defined in this Section 1 shall have the meanings set out below. All capitalized terms not defined in this
Section 1 shall have the meanings ascribed to them in other parts of this Agreement. All accounting terms not otherwise defined, whether or not capitalized, shall have the meanings ascribed to them by generally accepted accounting principles.

         (a) "Accounts Receivable" shall mean all accounts, instruments (whether or not negotiable), accounts receivable, chattel paper, documents and other rights and obligations now or hereafter received by or belonging or owing to Seller and the Subsidiary for goods sold and/or services performed by it on or before the Closing Date.

         (b) "Annual Statement" shall mean Seller's unaudited Balance Sheet at February 28, 1997 and the accompanying Statements of Income for Seller's three
(3) fiscal years then ended, together with the schedules and notes, if any, related thereto.

         (c) "Assumed Liabilities" shall have the meaning set forth in Section 3(A). The values ascribed to the respective Assumed Liabilities shall be those which are on Seller's and the Subsidiary's books and records, in accordance with generally accepted accounting principles, PROVIDED, however, that no value shall be ascribed to any obligations under any contracts comprising the Assumed Liabilities which, as of the Closing Date,

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were not liabilities in accordance with generally accepted accounting principles.

         (d) "Closing" shall mean the closing on the Closing Date of the purchase and sale transaction contemplated by this Agreement.

         (e) "Closing Date" shall mean October 15, 1997, as of the close of business, or such other date as to which the parties may agree in writing.

         (f) "Closing Date Balance Sheet" shall mean the consolidated balance sheet of Seller and the Subsidiary, adjusted by excluding (i) the Excluded Assets and (ii) the liabilities which are not Assumed Liabilities, prepared by KPMG in connection with the Review, as such balance sheet may be revised by the parties during the Resolution Period or by the Arbitrating Accountant.

         (g) "Financial Statements" shall mean the Annual Statement and Interim Statement.

         (h) "Indebtedness" of any Person means, without duplication: (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations in respect of letters of credit; (ii) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of

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which obligations such Person assures a creditor against loss; and (iii) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended.

         (i) "Interim Statement" shall mean Seller's consolidated unaudited Balance Sheet at July 31, 1997 and the accompanying Statement of Income for the five (5) month period then ended, together with the schedules and notes, if any, relating thereto.

         (j) "Inventory" shall mean all inventories of Seller, including raw materials, work in progress and finished inventory and all supplies.

         (k) "Knowledge" shall mean in respect of Seller the actual knowledge of Robert S. Reitman, Alayne L. Reitman or Dennis H. Kelly, officers of Seller.

         (l) "Leased Operating Assets" shall have the meaning set forth under Operating Assets.

         (m) "Leasehold Interests" shall mean the leases of real property relating to the Business in respect of which Seller is the tenant, which leases are listed on Exhibit A.

         (n) "Lien" means any mortgage, pledge, security interest, encumbrance, charge or other lien.

         (o) "Operating Assets" shall mean all layouts, tools, dies and die makers, motor vehicles, fork lifts, manufacturing, fabricating, processing, transporting, packaging and materials handling equipment, computer hardware and software, office equipment, desks, chairs, file cabinets and other furniture and

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furnishings, and all other machinery and equipment of whatever kind and description included as fixed assets on the books of Seller or which, in the normal course of business of Seller, would be included on its books and records except for the fact that the same have been depreciated fully or expensed. Operating Assets also shall include Seller's interest as lessee in all assets of the type described in the preceding sentence which are leased by Seller and used in the operation of the Business, subject, in all events, to the terms of the respective leases (the "Leased Operating Assets").

         (p) "Person" means an individual, a partnership, a corporation, a limited liability company, a joint stock company, a business trust, a joint venture and an unincorporated organization.

         (q) "Plan" means any employee benefit plan, employee pension plan, employee welfare plan, 401(k) plan or multiemployer plan to which Seller contributes or is a party.

         (r) "Proprietary Assets" shall mean all of Seller's trade secrets, "know-how" and proprietary information, trademarks, trademark registrations, service marks, service mark registrations and all trade names (including, without limitation, all rights in and to the names "Baxter Tube Company" and "Unity Paper Tubes" and any derivations thereof), copyrights, patents, patent applications, transferable licenses, goodwill, agreements not to compete, sales records, customer lists, supplier lists, mailing lists, telephone numbers, computer and other data bases in whatever medium and however stored (except such computer data

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bases as relate to the Excluded Assets), engineering drawings and reports, catalogs, artwork, photographs, catalog supplies, all contracts with customers and suppliers, business records, manufacturing records, business manuals, claims and rights of every kind or nature whether or not arising under leases, contracts or other instruments.

         (s) "Real Estate" shall mean the parcel of land upon which Seller conducts a portion of the Business, such parcel being commonly known as 460 Knox Court, Minerva, Ohio 44657 and more particularly described on Exhibit B, together with all improvements situated thereon, together with all hereditaments and appurtenant rights, privileges and easements thereunto belonging, and together with all fixtures and chattel property used in connection with the parcel of land, buildings and improvements.

         (t) "Seller's Assets" shall mean all of Seller's business, properties and assets (other than the Excluded Assets) which comprise the Business as a going concern, tangible and intangible, wherever located, whether or not reflected in its business, corporate or other records. Without limiting the generality of the foregoing, Seller's Assets shall include all Accounts Receivable; all Inventory; all Leasehold Interests; all Operating Assets; all Proprietary Assets; all Real Estate; the outstanding capital stock of the Subsidiary and any other subsidiary corporation(s); and all assets reflected on the July 31, 1997 Balance Sheet forming part of the Interim Statement and all assets of the type reflected thereon which were or are

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acquired by Seller after July 31, 1997 to and including the Closing Date, EXCEPT such assets as Seller may have disposed of in the regular and ordinary course of its business prior to the Closing Date and EXCEPT FURTHER Seller's Assets shall not include the following assets of Seller or the Subsidiary (collectively, the "Excluded Assets"): (i) cash, cash equivalents and marketable securities, (ii) income tax refunds and claims, unliquidated insurance claims and litigation claims against third parties arising out of facts or circumstances in existence prior to the Closing Date whether or not recovery action by Seller or the Subsidiary has been instituted prior to the Closing Date, (iii) all monies to be received by Seller from Purchaser, (iv) any rights to use the name "Tranzonic" and the "T" logo trademark, (v) all rights of Seller under this Agreement, (vi) prepaid expenses and deposits of Seller, (vii) Seller's corporate books and records and stock transfer books; provided, however, that for a two (2) year period following the Closing Date, during normal business hours on reasonable advance notice, Seller shall permit Purchaser to inspect and copy those books and records of Seller which relate to Seller's Assets, (viii) all taxpayer and other identification numbers, (ix) all deposits relating to Seller's (A) 401(k) plan if non-transfer is permitted by the Internal Revenue Code and ERISA, (B) property and casualty insurance policies and (C) employee wage garnishments, (x) all prepaid workers' compensation premiums and any reserves in respect thereof,
(xi) the cash surrender value of any life insurance policies and (xii) the assets of Seller or the

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Subsidiary listed on Exhibit C. Seller, however, shall be entitled to make and retain copies of any documents or records included in Seller's Assets which are necessary for its tax, accounting or legal purposes.

         (u) "Subsidiary" shall mean Unity Tubes Limited (formerly known as Baxter Tube Company (UK) Limited), a private company with limited liability registered in England and Wales under Company No. 3237520

2.       PURCHASE AND SALE; PRICE
         ------------------------

         (A) Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, Seller's Assets for the purchase price and upon and subject to the terms, provisions and conditions hereinafter set forth.

         (B) The purchase price ("Purchase Price") for Seller's Assets shall be
(i) Fourteen Million Dollars ($14,000,000) (the "Unadjusted Purchase Price") MINUS (ii) (in the case of a positive amount) or PLUS (iii) (in the case of a negative amount) the amount by which the Assumed Liabilities of Seller and the Subsidiary at the Closing Date shall exceed or be less than, as the case may be, Eight Hundred Thirty-Three Thousand Dollars ($833,000). The Purchase Price is subject to adjustment and shall be paid as set forth below.

         (C) Not less than seven (7) days prior to the Closing Date, Seller shall provide Purchaser with an estimate of the Purchase Price, taking into account the estimated amount of the expected adjustment pursuant to Section 2(B) (the "Estimated Price"). At Closing, Purchaser shall pay Seller by wire transfer of

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immediately available federal funds to Seller's account an amount equal to the
Estimated Price.

         (D) Promptly after the Closing, KPMG Peat Marwick LLP ("KPMG") shall perform a balance sheet review (the "Review") of Seller's and the Subsidiary's liabilities to determine the value of the Assumed Liabilities at the Closing Date. The Review shall be completed within thirty (30) days after the Closing Date and KPMG shall furnish the results thereof to Purchaser and Seller. Seller shall make its books and records available to KPMG and Purchaser shall make the employees and the books and records of the Business available to KPMG, each for purposes of the Review. If neither party objects to the value for the Assumed Liabilities established by the Review, within twenty (20) days after receipt of the results of the same, the value for the Assumed Liabilities shown in KPMG's report shall be used to establish the Purchase Price. If either party objects within such twenty (20) day period (the "Resolution Period"), Seller and Purchaser in good faith shall attempt to resolve any disagreement. If the parties are not able to agree within thirty (30) days after the expiration of the Resolution Period, the objecting party(ies) shall specify the items in dispute and the dispute shall be arbitrated by Price Waterhouse LLP (the "Arbitrating Accountant"), whose decision shall be binding upon Seller and Purchaser. The Arbitrating Accountant shall furnish its report to Purchaser and Seller. The fees of the Arbitrating Accountant shall be borne by the non-prevailing party, provided that if a portion of the disputed amount is awarded to Seller and a portion

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to Purchaser, the fees of the Arbitrating Accountant shall be borne by the parties in the same ratio.

                  Final determination of the Assumed Liabilities of Seller and the Subsidiary at the Closing Date shall be deemed to have taken place on the first to occur of (i) twenty (20) days after the delivery by KPMG to Purchaser and Seller of the results of the Review, if no objection thereto is filed by either party during the Resolution Period specified, (ii) the date that the parties resolve all remaining disagreements or (iii) the date of the delivery by the Arbitrating Accountant to Purchaser and Seller of its determination of items in dispute. Within five (5) days after final determination of the Assumed Liabilities of Seller and the Subsidiary at the Closing Date, Purchaser shall pay to Seller, or Seller shall refund to Purchaser, as the case may be, by wire transfer, the amount by which the Estimated Price is less than (or exceeds) the Purchase Price.

         (F) The Purchase Price shall be allocated among Seller's Assets (including Accounts Receivable, Inventory, Leasehold Interests, Operating Assets, Proprietary Assets (including, without limitation, goodwill), the stock of the Subsidiary and Real Estate) in accordance with the values established pursuant to the Allocation Schedule attached hereto as Exhibit D and made a part hereof. Purchaser and Seller agree to be bound by such allocation and to file all returns and reports (including, without limitation, Internal Revenue Service Form 8594, Asset Acquisition Statement Under Section 1060) in respect of the transaction herein contemplated, including, but not limited to,

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all United States, state and local tax returns, on the basis of such allocation.

3.       ASSUMPTION OF LIABILITIES
         -------------------------

         (A) Subject to Section 3(B), as additional consideration for the purchase of Seller's Assets, at the Closing Purchaser will assume the following liabilities and obligations of Seller and the Subsidiary relating to the Business (the "Assumed Liabilities") and Purchaser will pay, perform and/or discharge when due the Assumed Liabilities:

         (i) all liabilities of Seller and the Subsidiary incurred by Seller and the Subsidiary in the ordinary course of business which are of the type set forth on the Balance Sheet included in the Financial Statements (other than accrued interest, dividends, bank indebtedness and intercompany liabilities) in the amounts set forth on the Closing Balance Sheet; and

         (ii) all obligations of Seller and the Subsidiary to be performed after the Closing pursuant to (x) contractual, implied or statutory warranties offered by Seller and the Subsidiary in connection with the sale of merchandise prior to the Closing Date and (y) the contracts, orders and commitments listed on Exhibit F or entered into by Seller and the Subsidiary in the ordinary course of business.

         (B) LIABILITIES NOT ASSUMED. Except as set forth in this Agreement, Purchaser shall neither assume nor become liable for the payment or performance of any obligations, claims, liabilities, contracts, commitments or undertakings of Seller or the Subsidiary. Without limiting the foregoing, Purchaser shall not assume or become liable to pay, perform or discharge the liabilities or obligations of Seller or the Subsidiary listed below:

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         (i)               any costs, liabilities, expenses or obligations of
                           Seller and the Subsidiary attributable to the sale herein contemplated (including, but not limited to, any of Seller's counsel fees and accountant fees);

         (ii) any United States federal, United States state or United States local taxes (or the United Kingdom equivalents) (a) imposed by reason of the operation of the Business through the Closing Date (other than United Kingdom taxes accrued on the Financial Statements or the Closing Date Balance Sheet), or (b) imposed upon Seller by reason of the sale of Seller's Assets pursuant to this Agreement;

         (iii) any costs, expenses, obligations or liabilities incurred by Seller after the Closing Date;

         (iv) any liabilities or obligations of Seller in respect of any Plans now or formerly maintained by Seller;

         (v) any loans payable to or other liabilities to or in respect of Shareholder;

         (vi) any employee bonuses or similar forms of special or increased compensation payable by reason of or triggered by the sale and purchase contemplated by this Agreement or a change in ownership of the Business unless the same are accounted for in determining the Assumed Liabilities at the Closing Date; or

         (vii) accrued wages, payroll taxes and withholdings of Seller.

         (C) SELLER'S OBLIGATIONS. Seller shall pay, discharge and/or perform when due all liabilities of Seller other than the Assumed Liabilities.

4.       REPRESENTATIONS AND WARRANTIES BY SELLER
         ----------------------------------------

         As a material inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser, as follows:

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         (a) ORGANIZATION AND STANDING. Seller is a corporation duly incorporated, existing and in good standing under the laws of the State of Ohio and has full corporate power and authority to own or lease Seller's Assets and to carry on the Business as now being conducted. Seller is duly licensed or qualified to transact business and is in good standing in each other jurisdiction where its failure to be licensed or qualified to do business would have a material adverse effect on the Business.

         (b) CAPITAL STOCK. All of the issued and outstanding capital stock of Seller is owned by Shareholder and has been duly and validly authorized and issued.

         Seller owns all of the issued and outstanding capital stock of the Subsidiary. All of such capital stock has been duly and validly authorized and issued, and is free and clear of any liens, encumbrances, pledges, claims, charges, assessments and restrictions whatsoever. There are no outstanding subscriptions, options, warrants, agreements or commitments giving anyone any current or future right to acquire any capital stock of the Subsidiary or to require Seller to cause any capital stock of the Subsidiary to be sold or issued nor is there any agreement restricting the right of Seller to transfer the capital stock of the Subsidiary.

         (c) OTHER INTERESTS. No Person has any right or option to purchase any of Seller's Assets except for contracts with customers to purchase Inventory in the ordinary course of business.

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         (d) BINDING. Each of Seller and Shareholder has the full corporate power, authority and legal right to execute and deliver this Agreement and to carry out the transactions and perform its obligations contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding obligation of Seller and Shareholder enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

         (e) NO CONFLICTING INSTRUMENTS. No provision of the Articles of Incorporation or Code of Regulations of Seller or Shareholder has been or will be violated or affected adversely in any manner by the execution and delivery of this Agreement or by the performance or satisfaction of any agreement or condition herein contained or provided for upon Seller's or Shareholder's part to be performed or satisfied. Neither the execution, delivery nor performance of this Agreement by Seller or Shareholder, with or without the giving of notice or the passage of time, or both, will result in any default under, termination of, or the creation of any Lien on, Seller's Assets pursuant to any provision of Seller's or Shareholder's respective Articles of Incorporation or Code of Regulations or any franchise, mortgage,

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deed of trust, note, lease, license, agreement or understanding, or violate any law, rule or regulation or any order, judgment, decree or award of any arbitrator, court or governmental agency to which Seller or Shareholder is a party or by which either of them or their properties may be bound or affected.

         (f) FINANCIAL STATEMENTS. Seller heretofore has furnished to Purchaser the Financial Statements. The Financial Statements fairly present the financial condition and the results of operations of Seller and the Subsidiary and the Business as at the respective dates and for the respective periods to which they apply in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Statement, to normal recurring adjustments, not material in amount, which are made at year end or upon audit and to the absence of notes that, if presented, would not differ materially from those contained in the Annual Statement; provided that the Annual Statement does not reflect the financial condition and the results of operation of the Subsidiary since its assets were not acquired until March 1, 1997. Except as set forth in Exhibit E hereto, Seller and the Subsidiary have no material obligation or liability (whether absolute, contingent or otherwise, including, without limitation, product liability and warranty obligations) except liabilities, obligations or contingencies (i) which are fully accrued or reserved against in the Financial Statements, (ii) the obligations specified in Section 3(A)(ii) above, (iii) which were incurred in the ordinary course of business since the date of the

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Financial Statements or (iv) which are liabilities not assumed by Purchaser pursuant to Section 3(B) hereof.

         (g) CONTRACTS. Exhibit F contains a complete and accurate list of each of the following contracts and agreements existing as of the date of this Agreement relating to the Business or Seller's Assets:

         (i)               all Plans and all contracts with any labor union;

         (ii) contracts for the employment, or engagement as an independent contractor, of any Person on a full-time, part-time, consulting or other basis, excluding contracts for Persons other than individuals wherein the aggregate annual payment contemplated does not exceed Ten Thousand Dollars ($10,000);

         (iii) contracts pursuant to which such Seller has advanced or loaned funds, or agreed to advance or loan funds, to any other Person other than minimal advances to employees in the ordinary course of business;

         (iv) contracts or indentures relating to any Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any of Seller's Assets;

         (v) contracts pursuant to which Seller is the lessee of, or holds or operates, any Leasehold Interest or any Leased Operating Asset, other than leases of office equipment such as computers, copiers, facsimile machines and the like;

         (vi) contracts pursuant to which Seller is the lessor of, or permits any Person to hold or operate, any real or personal property owned by Seller;

         (vii) assignments, licenses, or other contracts in respect of any intangible property (including any Proprietary Asset) which is not described in any other Exhibit;

         (viii) contracts or agreements in respect of services rendered or goods sold to or purchased from others, other than (A) any customer purchase order or (B) any purchase order for Inventory accepted in the ordinary course of business and in

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                           accordance with Seller's and the Subsidiary's past
                           practice which both (x) does not require delivery after the date which is six months after the Closing Date and (y) does not involve an aggregate sale price of more than $20,000; or

         (ix) any other contract which involves an aggregate consideration in excess of $20,000.

Seller and the Subsidiary have complied in all material respects with the provisions of the contracts listed on Exhibit F and are not in default under any material provision of them. To the best of Seller's Knowledge there is not any breach or anticipated breach by any other party to such contracts and neither Seller nor the Subsidiary has received any notice of any alleged breach or claimed right of termination by reason of breach. Each of such contracts will be in full force and effect at the Closing Date with no material modification of its respective terms, unless by its terms it expires prior thereto or is terminated by Seller in the ordinary course of business.

         (h) LITIGATION. Except as set forth on Exhibit G, there are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, in respect of Seller, the Subsidiary, Seller's Assets or the Business, at law or in equity, before any Federal, state, county or municipal court or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which would materially adversely affect the Subsidiary, the Business or Seller's Assets or that challenge, or may have the effect of preventing, delaying or otherwise interfering with, the transactions contemplated by this Agreement. Seller and the Subsidiary are not operating under,

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subject to or in default in respect of any order, writ, injunction or decree of any Federal, state, county or municipal court or other governmental department, commission, board, agency, bureau or instrumentality, domestic or foreign. Seller and the Subsidiary are not involved in or, to Seller's Knowledge, threatened by, any labor dispute or grievance and it has not been charged with or, to Seller's Knowledge, threatened with, any claims for unfair labor practices.

         (i) TAXES. Exhibit H lists the jurisdictions in which Seller and the Subsidiary file tax returns and reports in respect of the Business and its employees and the types of taxes represented by such returns and reports. Seller has filed on a timely basis all tax returns and reports that it is required by law to file and has paid on a timely basis all taxes, fees and charges of any kind (including, without limiting the generality of the foregoing, all deficiencies proposed as a result of any examination) required in connection therewith. There has been withheld or collected from each payment made to each employee of Seller and the Subsidiary the amount of all taxes (including without limitation federal income taxes, Federal Insurance Contributions Act taxes and state and local income, payroll and wage taxes and the United Kingdom equivalents) required to be withheld or collected therefrom (based upon the information respecting each employee furnished by the employee to Seller), and, to the extent due at the date of this Agreement, the same have been paid to the proper tax depositories or collecting authorities and future sums will be timely paid to the proper tax authorities by the Closing Date or any later legally required payment date.

         (j) CONDUCT OF BUSINESS. Except as provided in this Agreement, as reflected in the Interim Statement or as reflected in Exhibit I, since the close of business on February 28, 1997, there has not been

         (i) any material adverse change in the Business or the results of its operation;

         (ii) any damage, destruction or casualty loss, whether covered by insurance or not, materially and adversely affecting the Seller's Assets or the Business;

         (iii) (x) any material increase in the rate or terms of compensation payable to or to become payable to Seller's or the Subsidiary's employees (the "Employees"), except increases occurring in accordance with employment agreements or (y) any material modifications in employee benefits to the Employees;

         (iv) entry into, termination of (except by reason of the occurrence of a contractually specified termination date) or material amendment to any contract or commitment or license or permit material to the Business, except in the ordinary course of business or as contemplated herein;

         (v) any creation of or assumption of any mortgage, pledge, or other lien or encumbrance upon any of the Seller's Assets;

         (vi) any sale, assignment, lease, transfer or other disposition of any of Seller's Assets, except in the ordinary course of business;

         (vii) any imposition or incurring of any obligation or liability, fixed or contingent, except in the ordinary course of business;

         (viii) except as otherwise provided in this subsection or except in the ordinary course of business, entry into any agreement with respect to the operation of the Business pursuant to which the aggregate annual financial obligation of Purchaser may exceed $10,000, or which is not terminable by

                           Purchaser without penalty upon ninety (90) days' notice or less;

         (ix) any commitment to make any purchase for, or sale of, any inventories relating to the operation of the Business, except in the ordinary course of business;

         (x) any commitment in excess of $10,000 for any capital expenditure for which Purchaser shall have any financial obligation to discharge after Closing;

         (xi) any termination or material adverse alteration of Seller's or the Subsidiary's relationship with any customer that, during any six-month period in the last two years, accounted for more than 10% of Seller's sales; or

         (xii) any transaction otherwise relating to the Business not in the ordinary course of business.

Notwithstanding anything to the contrary in the foregoing, Seller is permitted to transfer out of the Subsidiary any Excluded Asset.

         (k) GUARANTEES. Except as disclosed in Exhibit J, Seller and the Subsidiary are not liable, directly or indirectly, upon or in respect of (by way of discount, repurchase agreement, guarantee or otherwise), any Indebtedness or obligated in any other way to provide funds or to guarantee or assume, any debt, obligation or dividend of any other Person, except for endorsements made in the ordinary course of business in connection with the deposit of items for collection. No Person other than Shareholder has guaranteed any of the obligations or liabilities of Seller.

         (l) EQUIPMENT. Exhibit K contains a list and description as of July 31, 1997 of all Seller's Assets and the assets of the Subsidiary which are currently being depreciated for financial reporting or Federal income tax purposes and are carried on Seller's depreciation records, including, without limitation, all trucks, automobiles, rolling stock, machinery, factory and office equipment, furniture, fixtures and other tangible personal property and assets. All assets currently used by Seller and the Subsidiary in the conduct of the Business other than the Excluded Assets are included as Seller's Assets.

         (m) RECEIVABLES. Exhibit L contains a list and description of the Accounts Receivable as of July 31, 1997. Such Exhibit also sets forth the following information as to such accounts: name of each debtor, total amount owing by such debtor, aging of each debtor's balance by month and total amount owing by all such debtors in the aggregate. All of the Accounts Receivable reflected on the Closing Date Balance Sheet will be fully collectible in amount and when due, subject to the reserve for doubtful accounts set forth on the Closing Date Balance Sheet.

         (n) INVENTORY. All Inventory reflected on the Closing Date Balance Sheet including related supplies will be marked down to the lower of cost (on a first-in, first-out basis) or market value.

         (o) REAL PROPERTY. Seller does not own any real property other than the Real Estate. Seller does not lease any real property except pursuant to the lease(s) respecting the Leasehold Interests. There is no pending or, to Seller's Knowledge, threatened condemnation, taking or similar proceeding affecting the Real Estate or the Leasehold Interests or any portion thereof or any pending public improvements in or about the Real Estate or the Leasehold Interests which could in any manner materially affect the Real Estate or the Leasehold Interests other than on a temporary basis.

         (p) TITLE TO PROPERTIES. Seller and the Subsidiary, respectively, have good title to all of Seller's Assets and none of Seller's Assets is subject to a contract of sale (except Inventory held for sale in the ordinary course of business) or option or subject to any Lien (except, as to the Real Estate and the real property owned by the Subsidiary, the conditions, easements and restrictions of record which do not interfere materially with the present uses of the Real Estate and the real property owned by the Subsidiary and the conduct of a portion of the Business thereon, zoning ordinances, if any, and liens for real property taxes and assessments, both general and special, which are not yet due and payable), except as set forth in the Financial Statements.

         (q) PROPRIETARY ASSETS. Exhibit M contains a summary description of all Proprietary Assets. No rights under any patents, inventions, copyrights, trademarks or trade names other than the Proprietary Assets or other contracts included in Seller's Assets are required in connection with the conduct of the Business as heretofore conducted. Seller has no Knowledge of any conflict with, or infringement or claimed infringement in respect of, the rights of others to the use of its corporate name or any other Proprietary Assets used by Seller in the Business.

         (r) COMPLIANCE WITH LAWS. Seller and the Subsidiary, in the operation of the Business: (i) possess all of the business licenses, permits (including environmental permits) and authorizations (collectively, "Authorizations") that are necessary for legally conducting the Business as presently conducted, except where the absence of any such Authorization would not have a materially adverse effect on the conduct of the Business, and Seller and the Subsidiary have made such filings as may be required by local, state or federal governments; (ii) are in material compliance with all applicable laws, rules and regulations, including those relating to the employment of labor, wages, hours, collective bargaining, discrimination and the payment of social security and similar taxes, and (iii) are not liable for any arrears of wages or any penalties for failure to comply with any of the foregoing. Exhibit N lists all material licenses, permits and authorizations that are held by Seller and the Subsidiary as of the date hereof and are required for the conduct of the Business, as presently conducted. All such licenses, permits and authorizations are in full force and effect, with no material violations of any of them having occurred or, to Seller's Knowledge, been alleged to have occurred, and with no proceedings pending or, to Seller's Knowledge, threatened, that would have the effect of revoking or materially limiting or affecting the transfer or renewal of any such licenses or permits. Except as set forth in Exhibit N or otherwise disclosed in this Agreement or in a document delivered pursuant to this Agreement there are no applications by Seller or the Subsidiary in connection with the Business or material complaints by others pending or threatened in writing as of the date hereof before any governmental agency relating to the Business, other than (i) proceedings that affect the industry generally and (ii) renewal applications in respect of Authorizations being processed in the ordinary course of business.

         (s) EMPLOYEES. Exhibit O contains the name of each employee of Seller and the Subsidiary employed as of the dates of the respective payrolls most recently paid prior to the date of this Agreement, his position, his rate of compensation and the date upon which he was hired.

         (t) INSURANCE. Exhibit P contains a complete list and summary description of all insurance policies, including the nature, period of coverage and applicable "deductible" provisions, in which, as of the date of this Agreement, Seller or the Subsidiary is named as an insured or beneficiary or as a loss payable payee and for which Seller or the Subsidiary has paid all or part of the premium in force on the date hereof. Substantially similar policies will be maintained in force and effect by Seller and the Subsidiary in their present amounts up through and including the Closing Date. Seller and the Subsidiary have not received notice which threatens cancellation of any of said policies.

         (u) TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth on Exhibit F, to Seller's Knowledge none of the leases, contracts, documents and instruments required to be set forth in the Exhibits delivered pursuant to this Agreement involves any "Interested Person" (hereinafter defined) as a party thereto or as a party beneficially interested therein. Since March 1, 1997 Seller has not, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from or sold, leased to or otherwise disposed of any property or furnished any services to or otherwise dealt with (except in respect of remuneration for services rendered (including stock options and other fringe benefits) as a Director, officer or employee of Seller), in the ordinary course of business or otherwise, any Interested Person, except for the provision of legal and banking services with entities affiliated with Directors of Shareholder, the costs of which legal and banking services are at market rates. As used in this subsection (u), "Interested Person" means any executive officer or Director of Seller or any person with whom such person has any direct or indirect relation by blood or marriage or adoption, or Person in which any such person has any material direct or indirect interest.

         (v) EMPLOYEE BENEFIT PLANS. Exhibit Q contains a brief description of each Plan. Except as set forth in Exhibit Q, with respect to all "employee benefit plans" (as defined in Section 3(3) of ERISA) to which Seller contributes on behalf of employees:

         (i) all such plans comply in all material respects with ERISA;

         (ii) all contributions which are due and payable by Seller on or before the date hereof to such plans have been made; and

         (ii) none of the plans subject to Title IV of ERISA has been terminated, no proceeding to terminate any of such plans has been instituted, and there has been no complete or partial withdrawal, cessation of facility operations or occurrence of any other event that would result in the imposition of liability on Seller under Title IV of ERISA.

         (w) OFFICERS AND DIRECTORS. Exhibit R contains the names and titles of all officers and Directors of Seller and the Subsidiary.

         (x)      ENVIRONMENTAL MATTERS.

         (i) Except as set forth in Exhibit S, each of Seller and the Subsidiary (w) is in compliance in all material respects with all applicable federal, state and local laws, regulations, orders, decrees, permits and other legal requirements relating to hazardous substances (as defined below) or protection of the environment, human health or safety (the "Environmental Laws"), (x) has not received any communication (written or, to Seller's Knowledge, oral) that alleges that it is not in such compliance, or has caused exposure of any person or the environment to any hazardous substance, (y) has all material permits and other approvals required by the Environmental Laws for the conduct of its business, and (z) has no Knowledge of any facts or circumstances that may prevent or substantially increase the cost of compliance with Environmental Laws in the future.

         (ii) Exhibit S identifies all environmental reports, audits or assessments, or occupational health studies, that, to Seller's Knowledge, relate to property or facilities owned or operated by Seller or the Subsidiary (collectively the "Seller Facilities") undertaken by governmental agencies or other parties, or by Seller, or by any of its lenders, agents, independent contractors or representatives. Exhibit S identifies all of the Seller Facilities.

         (iii) Except as set forth in Exhibit S, to Seller's Knowledge, there is not occurring any generation, storage, treatment, release or disposal of any "hazardous substance" on, in or from any Seller Facility, nor is any such facility contaminated by any hazardous substance. For purposes of this Agreement the term "hazardous substance" shall include each substance identified as such under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization
                           Act of 1986 ("CERCLA"), 42 U.S.C. 9601, et seq.,
                           as well as any other substance or material meeting any one or more of the following criteria: (x) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (y) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous; or (z) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

         (iv) Seller has heretofore delivered to Purchaser true and complete copies of each of the following documents:

                                    a.      each environmental report, audit
                                            and assessment, and each
                                            occupational health study,
                                            identified in Exhibit S; and

                                    b.      each permit identified in Exhibit S.

         (v) Except as disclosed in the environmental reports or as otherwise set forth in Exhibit S, Seller and the Subsidiary do not own or operate any site which, pursuant to CERCLA or any other Environmental Law, (x) has been placed on the "National Priorities List" or any other list of sites suspected to be contaminated by any hazardous substance, (y) is or has been subject to a claim, administrative order or other request to take investigative, removal or remedial action under CERCLA or any other Environmental Law, or
                           (z) is otherwise the subject of any federal, state or private investigation, remediation or cost recovery or contribution effort or claim relating to Environmental Laws; and

         (vi) Exhibit S identifies (w) all on-site locations where Seller or the Subsidiary has stored, disposed or arranged for the disposal of hazardous substances or wastes, (x) to Seller's Knowledge all underground storage tanks, and the capacity and contents of such tanks, located or formerly located on any Seller Facility, (y) to Seller's Knowledge all asbestos contained in or forming part of any building, building component, structure or office space owned, leased or otherwise occupied by Seller, none of which, to Seller's Knowledge, is friable and (z) to Seller's Knowledge all polychlorinated biphenyls (PCB's) used or present at any property owned, leased or otherwise occupied by Seller. To the extent required by law, Seller has maintained records in the ordinary course of business respecting off-site locations where Seller has stored, disposed or arranged for the disposal of hazardous substances or wastes, and Seller shall make such records available to Purchaser for inspection and copying. Notwithstanding anything to the contrary in this Agreement, Seller's Knowledge pursuant to this subparagraph (vi) is limited to environmental and similar reports in Seller's possession.

         (y) NO OTHER REPRESENTATIONS. Purchaser acknowledges that (i) it has had the opportunity to visit with Shareholder and Seller and meet with their respective officers and other representatives to discuss the Business and Seller's Assets and Seller's liabilities, financial condition, cash flow and operations and (ii) all materials and information requested by Purchaser have been provided to Purchaser to Purchaser's reasonable satisfaction. Except for the express representations and warranties contained in this Agreement (and the other documents executed and delivered in connection herewith), Purchaser acknowledges that Seller has made no representations, warranties or agreements of any kind as to the Business and Seller's Assets. Furthermore, Purchaser acknowledges that any information which is contained in any Exhibit to this Agreement or which has been furnished to Purchaser's attorneys prior to the date hereof shall be deemed to be within the knowledge of Purchaser, and Seller shall have no liability to Purchaser in respect of any misrepresentation of facts within the knowledge of Purchaser. SELLER AND PURCHASER SPECIFICALLY AGREE THAT SELLER'S ASSETS ARE BEING SOLD "AS-IS" AND THAT THERE ARE NO WARRANTIES RELATING THERETO (INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OTHER THAN THOSE

SPECIFICALLY REFERRED TO HEREIN AND IN THE DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THE CLOSING. PURCHASER HAS MADE ITS OWN INDEPENDENT ANALYSIS AND EVALUATION OF SELLER, SELLER'S BUSINESS AND ITS PRESENT AND EXPECTED FUTURE VALUE AND PURCHASER HAS NOT RELIED UPON ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE MADE AVAILABLE BY SELLER OR SELLER'S REPRESENTATIVES. SELLER HAS MADE NO REPRESENTATION OR WARRANTY THAT THE RESULTS OF OPERATION REFLECTED IN THE FINANCIAL STATEMENTS IN ANY MANNER SUGGEST OR IMPLY THE POSSIBILITIES OR RELATIVE AMOUNTS OF FUTURE SALES, GROSS MARGINS, EXPENSES, TAXES OR NET PROFITS OR OTHER MEASURES OF FINANCIAL PERFORMANCE.

5. REPRESENTATIONS AND WARRANTIES BY PURCHASER

         As a material inducement to Seller to enter into this Agreement, Purchaser represents and warrants to and, where applicable, covenants with Seller, as follows:

         (a) ORGANIZATION AND STANDING. Purchaser is a corporation duly incorporated, existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to own or lease its property, to carry on the business in which it is now engaged as now being conducted, and to purchase, own and operate Seller's Assets.

         (b) NO CONFLICTING INSTRUMENTS. No provision of the Articles [Certificate] of Incorporation or Code of Regulations [Bylaws] of Purchaser, or of any agreement to which Purchaser is a party or by which it is bound, has been or will be violated or adversely affected in any manner by the execution and delivery of this Agreement or by the performance or satisfaction of any agreement or condition herein contained or provided for upon Purchaser's part to be performed or satisfied.

         (c) BINDING. This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

         (d) FINANCIAL ABILITY. Purchaser has available to it sufficient funds to pay and perform all of its obligations hereunder, including payment of the Purchase Price and payment of the Assumed Liabilities when due.

         (e) LITIGATION. Except as set forth on Exhibit T, there are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, in respect of Purchaser or the business conducted by Purchaser, at law or in equity, before any Federal, state, county or municipal court or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which would materially adversely affect Purchaser or the business conducted by Purchaser or that challenge, or may have the effect of preventing, delaying or otherwise interfering with the transactions contemplated by this Agreement. Purchaser is not operating under, subject to or in default in respect of any order, writ, injunction or decree of any Federal, state, county or municipal court or other governmental department, commission, board, agency, bureau or instrumentality, domestic or foreign.

6.       CLOSING
         -------

         The Closing hereunder shall take place at 10:00 a.m. on the Closing Date at the offices of Berick, Pearlman & Mills Co.,
L.P.A., 1350 Eaton Center, 1111 Superior Avenue, Cleveland, Ohio
44114.
7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
         ------------------------------------------------

         The obligations of Purchaser hereunder are subject to the following conditions, any of which may be waived in writing by Purchaser:

         (a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Seller contained in this Agreement considered collectively shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date, except as contemplated or permitted by this Agreement. All Exhibits and all other information furnished to Purchaser pursuant to this Agreement shall be updated by Seller as of a date not more than fourteen (14) days prior to the Closing Date, and Seller shall furnish copies of all such updated Exhibits to Purchaser and shall make available all such updated information not less than four (4) days prior to the Closing Date. The updating of said Exhibits and information shall be solely for informational purposes, provided, however, that if such updating shall cause the representations and warranties of Seller collectively to be materially inaccurate, Purchaser's sole remedy shall be to terminate this Agreement and receive back any portion of the Purchase Price theretofore paid to Seller.

         (b) PERFORMANCE OF AGREEMENTS AND CONDITIONS. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by Seller prior to or at the Closing Date.

         (c) INJUNCTION. On the Closing Date there shall not be in effect any injunction, writ, temporary restraining order or any other order of any nature issued by a court or other governmental body or agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided, nor shall there be any litigation or proceeding pending or threatened in respect of the transaction contemplated hereby.

         (d) INSTRUMENTS OF TRANSFER AND OTHER DOCUMENTS. Seller shall have delivered to Purchaser instruments of transfer which vest in Purchaser good title to all of Seller's Assets, and shall have delivered all other instruments, certificates and documents required to be delivered hereunder, including, without limitation, those required under Section 11(a).

         (e) CONSENTS. All required consents from third parties and governmental authorities to permit the transfer of the Assets and the operation of the Business by the Purchaser, other than consents the absence of which would not have a material adverse effect on the conduct of the Business, shall have been obtained.

         (f) OPINION OF COUNSEL. Purchaser shall have received a legal opinion from Berick, Pearlman & Mills Co., L.P.A., counsel for Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel for Purchaser, to the effect that:

         (i) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio, with full corporate power and authority to own Seller's Assets, conduct the Business and to carry out the transaction contemplated by this Agreement, and Seller is duly qualified to do business as a foreign corporation in good standing in the State of South Carolina.

         (ii) All of the issued and outstanding capital stock of Seller were duly authorized and issued by Seller, are fully paid and non-assessable and are owned by Shareholder;

         (iii) To the best of such counsel's knowledge, after due inquiry, there is no litigation, proceeding or investigation pending, threatened or reasonably anticipated against Seller which questions the validity of this Agreement or the validity of any action taken or to be taken by Seller pursuant to or in connection with the provisions of this Agreement;

         (iv) All corporate and other proceedings required to be taken by or on behalf of Seller and Shareholder in order to authorize them to execute and carry out this Agreement and to consummate the transaction contemplated hereby have been duly and properly taken;

         (v) This Agreement has been duly and validly executed and delivered by, and is a valid and legally binding obligation of, Seller in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and

         (vi) As of the Closing Date, the execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated herein do not conflict with or result in a breach of, or constitute a default under, the Articles of Incorporation or Code of Regulations of Seller or the provisions of any law, governmental rule, regulation, judgment, decree or order binding on Seller or Seller's Assets or, to the best of such counsel's knowledge, after due inquiry, any of the provisions of any indenture, mortgage, lease, contract or other instrument specified in Exhibit C to this Agreement to which Seller is a party or by which it is bound.

         (g) ENVIRONMENTAL REPORT. Purchaser shall have received reports of Phase I environmental examinations addressed to Purchaser indicating that the Real Estate and the facilities which are the subject of the Leasehold Interests do not contain any hazardous substance (as defined in Subsection 4(x)(iii)) not disclosed in Exhibit S, the continued presence or the cost of remediation of which would materially adversely affect the Business; provided that if Purchaser shall not notify Seller prior to October 10, 1997 of the failure of the satisfaction of the condition precedent set forth in this Subsection (g), the same shall be deemed waived for all purposes; and provided, further, that if the cost of remediation as determined by the environmental engineer performing the examination is estimated at less than Two Hundred Fifty Thousand Dollars ($250,000), Seller shall have the right to treat such estimated cost of remediation as an Assumed Liability, in which event the condition precedent set forth in this Subsection (g) shall be deemed waived.

         Seller represents and warrants that it has not caused, and it covenants and agrees that it shall not cause, any event that would prevent the satisfaction of all of the conditions set forth in this Section 7. Seller covenants and agrees to take all action reasonably required to satisfy such conditions.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
         ---------------------------------------------

         The obligations of Seller to sell Seller's Assets at the Closing hereunder are subject to the following conditions, any of which may be waived in writing by Seller:

         (a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Purchaser contained in this Agreement considered collectively shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date, except as contemplated or permitted by this Agreement.

         (b) PERFORMANCE OF AGREEMENTS AND CONDITIONS. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing Date.

         (c) INJUNCTION. On the Closing Date there shall not be in effect any injunction, writ, temporary restraining order or any order of any nature issued by a court or other governmental body or agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided, nor shall there be any litigation or proceeding pending or threatened in respect of the transaction contemplated hereby.

         (d) OPINION OF COUNSEL. Purchaser shall have delivered to Seller an opinion of Robinson, Bradshaw & Hinson, P.A., counsel for Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Seller, to the effect that:

         (i) Purchaser is a corporation duly incorporated, existing and in good standing under the laws of the State of North Carolina with full power and authority to carry on its business and to carry out the transaction contemplated by this Agreement;

         (ii) To the best of such counsel's knowledge, after due inquiry, there is no litigation, proceeding or investigation pending, threatened or reasonably anticipated against Purchaser which questions the validity of this Agreement or the validity of any action taken or to be taken by Purchaser pursuant to or in connection with the provisions of this Agreement;

         (iii) All corporate and other proceedings required to be taken by or on the part of Purchaser in order to authorize it to execute and carry out this Agreement and to consummate the transaction contemplated hereby have been duly and properly taken; and

         (iv) This Agreement has been duly and validly executed and delivered by, and is a valid and legally binding obligation of, Purchaser in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law).

         (e) DELIVERY OF DOCUMENTS. Purchaser shall have delivered to Seller the documents contemplated by Section 11(b).

         Purchaser represents and warrants that it has not caused, and it covenants and agrees that it shall not cause, any event that would prevent the satisfaction of all of the conditions set forth in this Section 8. Purchaser covenants and agrees to take all action reasonably required to satisfy such conditions.

9.       SURVIVAL AND INDEMNIFICATION
         ----------------------------

         (A)      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  All representations, warranties, covenants and agreements contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, but all claims made after Closing for breach of such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in, this Section
9. No such claim shall be made after the expiration of the Claim Period (hereinafter defined), time being of the essence. As used in this Agreement, the "Claim Period" shall mean the period ending ninety (90) days after the Closing Date; PROVIDED, HOWEVER, that in the event of a change in control of Shareholder prior to the expiration of such ninety (90) day period, the Claim Period shall expire on the last to occur of (i) December 25, 1997 or (ii) the date that such change in control of Shareholder shall have occurred.

         (B)      INDEMNIFICATION OBLIGATIONS OF THE SELLER

                  Seller and Shareholder, jointly and severally, will indemnify the Purchaser in respect of, and save and hold Purchaser harmless against and pay on behalf of or reimburse Purchaser as and when incurred, any loss, cost (including, without limitation, reasonable attorneys' fees), damage or expense (collectively, "Losses") which Purchaser suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

         (i) any misrepresentation or breach of any representation or warranty by Seller set forth in this Agreement or any documents executed and delivered by Seller in conjunction herewith; PROVIDED that:

         (x)               Seller will not have any liability under this
                           Section 9(B) unless and until the aggregate of all Losses resulting under this Section exceeds an amount equal to two percent (2%) of the Purchase Price, in which event Seller will be liable for all Losses thereafter until the aggregate of all such Losses equals an amount equal to fifteen percent (15%) of the Purchase Price, after which point Seller will not be liable for any further Losses resulting under this Section 9(B);

         (y)               Seller will not have any liability under this
                           Section 9(B) (other than any liability relating to any breach of any representation or warranty contained in Sections 4(a) and 4(p)) for any breach or series of related breaches in respect of which the Losses are less than $5,000, and such Losses shall not be aggregated for purposes of
                           Section 9(B); and

         (z)               Purchaser makes a written claim for
                           indemnification pursuant to Section 9(A) within the Claim Period.

         (ii) any nonfulfillment or breach of any covenant or agreement of Seller set forth in this Agreement (other than the representations and warranties specified in
                  Section 9(B)(i)); or

        (iii) any liabilities or obligations of Seller or arising out of the operation of the Business by Seller on or before the Closing Date, whether accrued, unaccrued, known, unknown, fixed, contingent, absolute or otherwise, that are not Assumed Liabilities.

         (C) INDEMNIFICATION OBLIGATIONS OF PURCHASER. Purchaser will indemnify Seller in respect of, and save and hold Seller harmless against and pay on behalf of or reimburse Seller as and when incurred, any Losses which Seller suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

         (i) any misrepresentation or breach of any representation or warranty by Purchaser set forth in Section 5 of this Agreement or any documents executed and delivered to Seller in conjunction herewith; PROVIDED that:

         (x) Seller makes a written claim for indemnification pursuant to Section 9(A) within the Claim Period; and

         (y) Seller shall not be entitled to indemnification for any Losses relating to a misrepresentation or breach of a representation or warranty contained herein that Robert S. Reitman or Alayne L. Reitman actually knew existed on the Closing Date.

         (ii) any nonfulfillment or breach of any covenant or agreement of Purchaser set forth in this Agreement (other than the representations and warranties specified in Section 9(C)(i)); or

   (iii)          any Assumed Liability.

         (D) INDEMNIFICATION PROCEDURES. If any event shall occur or any circumstance arise which might give rise to a claim in respect of any matter against which either party has indemnified the other hereunder, the indemnified party ("First Party") promptly shall give notice thereof to the other party ("Second Party"). If the matter as to which indemnification may be sought is a claim by a third party, such notice shall be given within thirty (30) days after said claim shall have been presented to the President of First Party; otherwise such notice shall be given promptly after the President of First Party shall determine that the matter is one as to which indemnification is sought. Unless the parties otherwise agree in writing, Second Party shall defend against all such third-party claims or otherwise satisfy said claims, at its sole cost and expense, through counsel and accountants designated by it and approved by First Party, which approval shall not be withheld unreasonably. First Party shall have the right to participate with Second Party in the defense of any such matter and shall make available to Second Party the business records in possession of First Party for said purpose. If Second Party, after receipt of notification from First Party of a third-party claim, fails to protest, defend or settle any such third-party claim, demand, suit or proceeding promptly, diligently and in good faith, First Party shall have the right at its discretion to settle, defend or pay the same.

10.      ACCESS TO INFORMATION
         ---------------------

         From the date hereof until the Closing Date, Purchaser, through its employees, accountants, attorneys and other representatives, may make such examination, inspection and investigation of the financial and legal condition, business, operations and properties of Seller in respect of the Business and Seller's Assets as Purchaser may deem necessary or advisable, and Seller agrees to make available to such persons all records and other information and data related to or in any way connected with the Business or Seller's Assets, including corporate records and copies of documents, as Purchaser reasonably may request, and to have its personnel cooperate with Purchaser's representatives. Such examination, inspection and investigation shall be made at reasonable hours so as not to interfere with the operations of Seller and shall be solely for purposes of (i) confirming the accuracy of the representations and warranties of Seller and (ii) preparing for the transition of the ownership of the Business to Purchaser. The parties agree that the terms and provisions of the letter agreement between Purchaser and Carleton, McCreary,

Holmes & Co., a division of Key Capital Markets, Inc., as agent for Shareholder, executed by Purchaser June 30, 1997 (the "Confidentiality Letter"), shall continue in full force and effect for the benefit of Seller and Shareholder until the Closing but thereupon shall terminate.

11.      DOCUMENTS TO BE DELIVERED AT CLOSING
         ------------------------------------

         At the Closing on the Closing Date:

         (a)      DELIVERIES BY SELLER.  Seller shall deliver to

Purchaser the following:

         (i) Duly executed bill or bills of sale transferring to Purchaser all of the Seller's Assets and all other personal property of every kind and description to be transferred to Purchaser hereunder. Such bill or bills of sale shall warrant that all such property is free and clear of all Liens and otherwise in accordance with this Agreement;

         (ii) Certificates of title or like documents to all of Seller's motor vehicles or other equipment included in Seller's Assets for which a certificate of title or origin is required in order to transfer title, duly assigned to Purchaser;

         (iii) A limited warranty deed conveying good and marketable title to the Real Estate and warranting title to the Real Estate to be free and clear of all Liens created by, through or under Seller, except zoning ordinances, if any, taxes and assessments, both general and special, which are a lien but are not then due and payable, conditions, easements and restrictions of record which do not materially interfere with the present use to which the Real Estate is being put and any other matters approved in writing by Purchaser;

         (iv) An assignment to Purchaser of Seller's interest in the leases which are the subject of the Leasehold Interests;

         (v) Instruments of transfer respecting the capital stock of the Subsidiary;

         (vi) Separate assignments, endorsements or other good and sufficient instruments of transfer of any leases, franchises, contracts, insurance policies, permits, licenses, trademarks, trade names and other authorizations and rights to be conveyed hereunder in accordance with the terms hereof;

         (vii)             The opinion of counsel referred to in Section
                           7(e);

         (viii) A list of the Accounts Receivable including amounts owed and aging, debtor name and address and such other information as Purchaser reasonably may require;

         (ix) A current list of Seller's employees by name, position, rate of compensation, date of hire and date of any increase since March 1, 1997 in rate of compensation or rate of commission;

         (x) An affidavit of Seller indemnifying and saving harmless Purchaser from the claims of any creditors of Seller and for any alleged non-compliance with applicable Bulk Sales laws;

         (xi) Certificates of good standing respecting Seller from the Secretaries of State of Ohio and South Carolina;

         (xii) Certified resolutions of the respective Boards of Directors and Shareholder authorizing and approving this transaction;

         (xiii)            The certificate of amendment required by Section
                           16;

         (xiv) Uniform Commercial Code financing statement search request results from the Secretaries of State of Ohio, and South Carolina and from the Recorder of Cuyahoga County, Ohio and the Clerk of Court of Greenwood County, evidencing the absence of any liens against Seller's Assets;

         (xv)              An affidavit to show that Seller is not subject to
                           Section 1445 of the Internal Revenue Code and that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service under such Section;

         (xvi) An incumbency certificate respecting Seller's officers and certified resolutions of Seller's Board of Directors authorizing and approving this transaction;

         (xvii)            Physical possession of Seller's Assets; and

         (xviii) All other instruments not herein specifically provided for but which are reasonably necessary or desirable to effectuate the purpose of this Agreement.

         (b)      DELIVERIES BY PURCHASER.  Purchaser shall deliver to

Seller the following:

         (i) Certified resolutions of the Board of Directors of Purchaser authorizing this transaction;

         (ii)              The opinion of counsel referred to in Section
                           8(d);

         (iii)             The Estimated Price due at Closing pursuant to
                           Section 2(C);

         (iv) One or more instruments of assumption by Purchaser of the Assumed Liabilities and of the leases and contracts assigned to Purchaser; and

         (v) All other instruments not herein specifically provided for but which are reasonably necessary or desirable to effectuate the purpose of this Agreement.

12.      OPERATION OF THE BUSINESS PENDING AND POST CLOSING
         --------------------------------------------------

         Between the date of this Agreement and the Closing Date, Seller shall operate the Business in such a manner as to comply with the provisions of Section 4(j) hereof and shall use reasonable commercial efforts to sustain the business organization of Seller, keep available the services of Seller's employees and sales force and preserve Seller's present relations with suppliers and customers; provided, however, that nothing shall require Seller to make or agree to make any increase in compensation, or take any other action in respect of employees, suppliers or customers, which is inconsistent with present policies and practices of Seller or with any other provisions of this Agreement.

13.      BULK SALES COMPLIANCE
         ---------------------

         Purchaser hereby waives compliance by Seller with the provisions of the Bulk Sales Law of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors of Seller which could be asserted against Purchaser by reason of such non-compliance to the extent that such liabilities are not Assumed Liabilities. Seller represents and warrants to Purchaser that following the consummation of the purchase and sale transaction contemplated by this Agreement, Seller will have sufficient assets to pay such creditor claims and Seller will not be rendered insolvent by reason of the sale of Seller's Assets.

14.      BROKERAGE
         ---------

         Each party represents and warrants to the other that except for Carleton, McCreary, Holmes & Co., a division of Key Capital Markets, Inc. ("CMH"), whose compensation shall be the sole responsibility of Seller, and [NONE] ("________"), whose compensation shall be the sole responsibility of Purchaser, no person or persons assisted in or brought about the negotiation of this Agreement in the capacity of broker, agent, finder or originator on behalf of it. Each party ("First Party") agrees to indemnify and hold harmless the other from any claim asserted against such other party for a brokerage or agent's or finder's or originator's commission or compensation in respect of the transaction contemplated by this Agreement by any person (other
than CMH and  [NONE]   as hereinabove provided) purporting to act
on behalf of First Party.

15.      RESTRICTIVE COVENANT
         --------------------

         (A) BUSINESS, TERRITORY AND DURATION. In order to induce Purchaser to execute this Agreement, Seller and Shareholder covenant and agree that for a period of (i) five (5) years following the Closing Date Seller and Shareholder shall not, (x) within the geographical marketing area of the Business at the Closing Date, directly or indirectly, either as an individual or as a partner or joint venturer, or as an employee, agent or representative for any person or business enterprise, or as an officer, director, shareholder (having more than a nominal investment) or otherwise engage or be interested in any business engaged in the designing, producing, manufacturing, buying, selling, distributing or dealing in or with items presently comprising the product line of the Business or items competitive therewith or (y) directly or indirectly sell or attempt to sell any items competitive with or functionally similar to the products presently comprising the product line of the Business, to any person or entity which was a customer of Seller during the one (1) year period immediately preceding the Closing Date.

         (B) NO ADEQUATE REMEDY. Since it is recognized by Seller that irreparable damage without an adequate judicial remedy at law could result from any violation of the provisions of this Section, Seller agrees that, in addition to any other remedies available to Purchaser, Purchaser shall have the remedy of a restraining order, injunction, or such other equitable relief as may be decreed or issued by a court of competent jurisdiction to enforce the provisions hereof. Seller acknowledges and agrees that the restrictive covenants contained in this Section are necessary for the protection of Purchaser's legitimate business interests and are reasonable in scope, time and content.

         (C) INVALIDITY. If for any reason any portion of this Section 15 shall be held invalid or unenforceable, it is agreed that the same shall not affect any other portion hereof, but that the remaining covenants and restrictions or portions hereof shall remain in full force and effect; and that if such invalidity or unenforceability is due to the unreasonableness of the time or geographical area covered by the said covenants and restrictions, said covenants and restrictions of this Agreement shall nevertheless be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.

16.      SELLER'S NAME
         -------------

         As of the Closing Date, Seller shall cease using the name "Baxter Tube", and any name similar thereto, and in connection therewith Seller agrees to change its corporate name effective as of the Closing Date and to make the appropriate filings with the State of Ohio and all other jurisdictions where the name "Baxter Tube" is filed or registered to effectuate said change to a name bearing no resemblance to its present name. At the Closing, Seller and Shareholder shall deliver to Purchaser a duly executed and acknowledged certificate of amendment to Seller's Articles of Incorporation or other appropriate document which is required to change Seller's corporate name to a new name as aforesaid. Purchaser is authorized to file such certificate or other document (at Seller's expense) at or after the Closing.

17.      TERMINATION
         -----------

         (A) By notice given at or prior to the Closing, this Agreement may be terminated as set forth below:

         (i) By either Purchaser or Seller if a material breach of any provision of this Agreement has been committed by the other party and such material breach has not been cured or waived;

         (ii) By Purchaser if the conditions of Section 11(a) have not been satisfied in all material respects as of the Closing Date or if satisfaction of such conditions is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such conditions on or before the Closing Date;

         (iii) By Seller if the conditions of Section 11(b) have not been satisfied in all material respects as of the Closing Date or if satisfaction of such conditions is or becomes impossible (other than through failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such conditions on or before the Closing Date; or

         (iv)              By mutual consent of Purchaser and Seller.

         (B) If this Agreement is terminated by Seller or Purchaser pursuant to Sections 17(A)(i), 17(A)(ii) or 17(A)(iii), the terminating party's right to pursue all legal remedies by reason of (x) the breach by the other party or (y) the failure of the other party to satisfy the conditions shall survive unimpaired.

18.      BINDING AGREEMENT
         -----------------

         All of the terms and provisions of this Agreement shall inure to the benefit of, be enforceable by and be binding upon and enforceable against the parties hereto and their respective heirs and personal representatives, successors and assigns. None of the parties hereto may assign its rights or duties hereunder but Purchaser may elect to have the Business and Seller's Assets transferred to one of Purchaser's subsidiaries at Closing. No such transfer shall relieve Purchaser of any of its liabilities or obligations under this Agreement.

         Nothing contained in this Agreement shall confer any rights or remedies upon any other person, firm or corporation.

19.      NOTICES
         -------

         Any notice or other communication required or permitted hereunder shall be expressed in writing and sent by certified or registered mail, return receipt requested; or sent by nationally recognized overnight courier service such as Federal Express; or sent by facsimile transmission between the hours of 9:00 a.m. and 4:30 p.m. local time at the place of intended receipt, which facsimile transmission advises the sender thereof that the transmission was received by the correct telephone number and that the status of such transmission was "okay", and which facsimile transmission is confirmed by recognized overnight courier service or certified or registered mail, return receipt requested; to the respective parties at the following addresses, or at such other addresses as the parties shall designate by written notice to the other:

         SELLER:       Baxter Tube Company
                       c/o The Tranzonic Companies
                       30195 Chagrin Boulevard
                       Pepper Pike, Ohio  44124
                       ATTN:  Robert S. Reitman and

                                Alayne L. Reitman
                               Fax: (216) 831-5647

         Copy To:              James H. Berick, Esq. and
                               Samuel S. Pearlman, Esq.
                               Berick, Pearlman & Mills Co., L.P.A.
                               1350 Eaton Center
                               1111 Superior Avenue
                               Cleveland, Ohio  44114-2569
                               Fax:  (216) 861-4929

         PURCHASER:            Caraustar Industries, Inc.
                               3100 Washington Street
                               Austell, Georgia 30001
                               ATTN:  H. Lee Thrash, III
                               Fax: (704) 378-4000

             [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         Copy to:             Allain C. Andry, IV, Esq.
                              Robinson, Bradshaw & Hinson, P.A.
                              1900 Independence Center
                              101 North Tryon Street
                              Charlotte, North Carolina 28246-1900
                              Fax: (704) 378-4000

All notices shall be deemed received on the third business day after mailing or the first business day after delivery to the overnight courier service or on the business day when sent by facsimile transmission.

20.      SECTION HEADINGS
         ----------------

         The section and subsection headings and any table of contents listing the same contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.      EXHIBITS
         --------

         All Exhibits referred to in this Agreement are attached hereto and are hereby incorporated herein and made a part hereof. Information disclosed on any one Exhibit shall be deemed to have been disclosed on all other relevant Exhibits.

22.      COUNTERPARTS
         ------------

         This Agreement may be executed in any one or more counterparts, all of which taken together shall constitute one instrument.

23.      COOPERATION
         -----------

         Each party shall cooperate and use its best efforts to consummate the transaction contemplated herein. In addition, each party shall cooperate and take such action and execute such other and further documents as reasonably may be requested from time to time after the Closing Date by any other party to carry out the terms and provisions and intent of this Agreement. Each party will bear its own expenses in connection with the transactions contemplated by this Agreement.

24.      PUBLICITY
         ---------

         Shareholder may disclose the terms of this transaction in connection with Shareholder's ongoing disclosure obligations as a publicly-held entity. Seller will endeavor to consult with Purchaser as to the content of any such disclosure prior to its release, but Shareholder reserves the right to make such disclosures as it deems necessary. Prior to disclosure by Shareholder, Purchaser will not make any disclosure of the terms of this transaction or of the fact that this transaction is pending or consummated, as the case may be, prior to consultation with, and approval of such disclosure by, Seller.

25.      GENDER
         ------

         Wherever the context of this Agreement so requires or permits, the masculine herein shall include the feminine or the neuter and the singular shall include the plural.

26.      ENTIRE AGREEMENT
         ----------------

         This Agreement and the Confidentiality Letter contains the entire agreement between the parties hereto, and it is understood and agreed that there are no other covenants, representations or warranties other than those contained herein, in the Confidentiality Letter and in the Exhibits hereto. This Agreement may not be changed or modified except by a writing duly executed by the parties hereto.

27.      WAIVER OF PROVISIONS
         --------------------

         The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

28.      GOVERNING LAW
         -------------

         This Agreement shall be governed by and construed under the laws of the State of Ohio without giving effect to principles of conflicts of laws.

29.      WORKER ADJUSTMENT AND RETRAINING ACT
         ------------------------------------

         Purchaser agrees to rehire at least ninety percent (90%) of Seller's existing workforce. The terms and conditions of employment under which Seller's employees are rehired by Purchaser shall be substantially similar to their existing terms and conditions of employment. Those employees selected to be rehired shall be rehired within five (5) days of the Closing Date.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

                           SELLER:

                           BAXTER TUBE COMPANY

                           By: /s/ Alayne L. Reitman
                              ----------------------------------------

                           Title: Vice President
                                 -------------------------------------

                           Print Name: Alayne L. Reitman
                                      --------------------------------

                           PURCHASER:

                           CARAUSTAR INDUSTRIES, INC.

                           By: /s/ H. Lee Thrash, III
                              ----------------------------------------

                           Title: Vice President, Planning/Development
                                 -------------------------------------
                                  and Chief Financial Officer
                                 -------------------------------------

                           Print Name: H. Lee Thrash, III
                                      --------------------------------

         The Tranzonic Companies hereby joins in the execution of the foregoing Agreement solely for the purpose of acknowledging and agreeing to its obligations under Sections 9 and 15 thereof.

                           THE TRANZONIC COMPANIES

                           By: /s/ Alayne L. Reitman
                              ----------------------------------------
                           Title: Senior Vice President
                                 -------------------------------------

                           Print Name: Alayne L. Reitman
                                      --------------------------------